For:	Alamo Group Inc.

Contact:	Agnes Kamps
Executive Vice President & CFO
830-372-9620

Financial Relations Board
Joe Calabrese
212-827-3772

ALAMO GROUP INC. ANNOUNCES BOARD EXPANSION AND
APPOINTMENT OF NEW DIRECTOR

SEGUIN, Texas, December 4, 2024 -- Alamo Group Inc. (NYSE: ALG) today announced that it has expanded the membership of its Board of Directors from eight to nine members and has appointed Colleen Haley as a new independent member of the Board effective December 4, 2024.

Ms. Haley, 57, has been Chief Executive Officer of Quality Metalcraft/Experi-Metal, Inc. (“QMC-EMI”) since March 2021. Based in Livonia, Michigan, QMC-EMI is a leading metal fabrication company serving the automotive, commercial vehicle, aerospace, and defense industries. Prior to her role with QMC-EMI, Ms. Haley was Group VP, Operations, with Parker Hannifin Corporation from 2016 to 2021. From 2000 to 2016, Ms. Haley held various senior managerial positions with Yazaki Corporation, including leading Yazaki’s business in South America. From 1991 to 1995, Ms. Haley held managerial positions with ALCOA, and from 1995 to 2000, with a joint venture, Alcoa Fujikura Ltd. Ms. Haley holds both a Bachelor of Science and Master of Science from Michigan State University.

Rick Parod, Alamo Group’s Independent Board Chair, said “Colleen brings valuable global experience gained working in various managerial positions with several sophisticated companies. Her career has progressed through a variety of strategy, commercial, operational, and human resources functional roles prior to her managerial roles, giving her a broad perspective that will be an asset to the Board. We are extremely pleased that Colleen has joined Alamo Group’s Board.”

About Alamo Group
Alamo Group is a leader in the design, manufacture, distribution, and service of high-quality equipment for vegetation management, infrastructure maintenance and other applications. Our products include truck and tractor mounted mowing and other vegetation maintenance equipment, street sweepers, snow removal equipment, excavators, vacuum trucks, other industrial equipment, agricultural implements, forestry equipment and related after-market parts and services. The Company, founded in 1969, has approximately 4,000 employees and operates 28 plants in North America, Europe, Australia, and Brazil as of September 30, 2024. The corporate offices of Alamo Group Inc. are located in Seguin, Texas.

Forward Looking Statements
This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. Among those factors which could cause actual results to differ materially are the following: adverse economic conditions which could lead to a reduction in overall market demand, supply chain disruptions, labor constraints, increasing costs due to inflation, disease outbreaks, geopolitical risks, including effects of the war in the Ukraine and the Middle East, competition, weather, seasonality, currency-related issues, and other risk factors listed from time to time in the Company’s SEC reports. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.